                                  SCHEDULE 13G

                                 (RULE 13d-102)

     Information to be included in statements filed pursuant to Rule 13d-1(b) and (c) and amendments thereto filed pursuant to Rule 13d-2(b).

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)

                                View Tech, Inc.
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                                (Name of Issuer)

                        Common Stock, $0.0001 par value
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                         (Title of Class of Securities)

                                  926707-10-0
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                                 (CUSIP Number)

     Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (see Rule 13d-7).

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).
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 CUSIP NO. 926707-10-0                 13G                 PAGE 2 OF 5 PAGES
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      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      John W. Hammon

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

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                          SOLE VOTING POWER
                     5
     NUMBER OF            600,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             600,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0

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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
     600,000

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10    (SEE INSTRUCTIONS)

      NA

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      9.35%

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      TYPE OF REPORTING PERSON*
12
      IN

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 CUSIP NO. 926707-10-0                 13G                 PAGE 3 OF 5 PAGES
-----------------------                                  ---------------------

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Item 1(a) Name of Issuer:                                       View Tech, Inc.

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Item 1(b) Address of Issuer's Principal Executive Offices:      950 Flynn Road
                                                            Camarillo, CA 93012

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Item 2(a) Name of Person Filing:                                John W. Hammon

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Item 2(b) Address of Person Filing:                   101 Pacifica, Suite 100
                                                           Irvine, CA 92618

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Item 2(c) Citizenship:                                          United States

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Item 2(d) Title of Class of Securities:          common stock, $0.0001 par value

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Item 2(e) CUSIP Number:                                         926707-10-0

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Item 3    If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:  Not Applicable

          (a)  [_]  Broker or dealer registered under Section 15 of the Act;

          (b)  [_]  Bank as defined in Section 3(a)(6) of the Act;

          (c)  [_]  Insurance Company as defined in Section 3(a)(19) of the Act;

          (d) [_] Investment Company registered under Section 8 of the Investment Company Act;

          (e) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see (S)240.13d-1(b)(1)(ii)(F);

          (f)  [_]  Parent Holding Company, in accordance with
                    (S)240.13d-1(b)(ii)(G) (Note: See Item 7);

          (h)  [_]  Group, in accordance with (S)240.13d-1(b)(1)(ii)(H).
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-----------------------                                  ---------------------
 CUSIP NO. 926707-10-0                 13G                 PAGE 4 OF 5 PAGES
-----------------------                                  ---------------------

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Item 4    Ownership

          (a) 600,000

          (b) 9.35%

          (c)(i) 600,000

          (c)(ii) 0.0

          (c)(iii) 600,000

          (c)(iv) 0.0

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Item 5    Ownership of 5% or Less of a Class:  N/A

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Item 6    Ownership of More than 5% on Behalf of Another Person:  N/A

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Item 7    Identification and Classification of the Subsidiary Which Acquired the
          Security Being Reported on By the Parent Holding Company:  N/A

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Item 8    Identification and Classification of Members of the Group:  N/A

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

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 CUSIP NO. 926707-10-0                 13G                 PAGE 5 OF 5 PAGES
-----------------------                                  ---------------------

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Item 9    Notice of Dissolution of the Group:  N/A

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Item 10   Certification:  N/A

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                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            February 4, 1997


                                               /s/ John W. Hammon
                                            ------------------------------------
                                               Signature


                                               /s/ John W. Hammon/President, COO
                                            ------------------------------------
                                               Name/Title: